Exhibit 5.1

BAKER & HOSTETLER LLP

303 E. 17th AVENUE

SUITE 1100

DENVER, COLORADO 80203

December 23, 2008

Uranium Resources Inc.

405 State Highway 121 Bypass

Building A, Suite
Suite 110, Lewisville, TX 75067

Gentlemen:

We have acted as counsel for Uranium Resources, Inc. (the “Company”) in connection with the following: (a) the registration under the Securities Act of 1933 (the “Act”) on Form S-8 of the sale of 1,500,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), pursuant to the terms of the Company’s 2007 Restricted Stock Plan by the Selling Stockholders described in the Re-Offer Prospectus contained in the Form S-8 (the “Resale Shares”).  The Registration Statement on Form S-8, the Re-Offer Prospectus and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the “Registration Statement.”

We have examined the applicable 2007 Restricted Stock Plan, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Stockholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

Based on such examination, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Common Stock and the Common Stock, when issued by the Company in accordance with the terms and conditions of the 2007 Restricted Stock Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the Re-Offer Prospectus that constitutes a part thereof as attorneys passing upon the validity of the issuance of the Common Stock on behalf of the Company.

This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours,

/s/ BAKER & HOSTETLER LLP